As filed with the Securities and Exchange Commission on January 10, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rainmaker Systems, Inc.

(Exact name of registrant as specified in charter)

Delaware	33-0442860
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

900 East Hamilton Ave Suite 400

Campbell, CA 95008

(408) 626-3800

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Michael Silton

Chief Executive Officer

Rainmaker Systems, Inc.

900 East Hamilton Ave Suite 400

Campbell, CA 95008

(408) 626-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Dedyo, Esquire

Paul, Hastings, Janofsky & Walker LLP

Five Palo Alto Square, Sixth Floor

Palo Alto, CA 94306

(650) 320-1800

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐ If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share
Preferred Stock, par value $0.001 per share
Debt Securities
Warrants
Total:	—	—	$40,000,000	$4,280

(1)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock and warrants with respect thereto and such indeterminate principal amount of debt securities as shall have an aggregate initial offering price not to exceed $40,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and such indeterminate principal amount of debt securities as may be issued upon conversion of or in exchange for preferred stock or debt securities that provide for such conversion or exchange, upon exercise of warrants registered hereunder or pursuant to the anti-dilution provisions of any such securities, as the case may be.
(2)	The proposed maximum offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The principal amount of any debt securities issued with original issue discount will be greater at maturity. If any debt securities are issued with original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $40,000,000, less the aggregate dollar amount of all securities previously issued hereunder.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum aggregate offering price per security. The amount of securities registered consists of $40,000,000 of an indeterminate number or amount of preferred stock, common stock, debt securities and warrants of the registrant. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $40,000,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section

8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 10, 2007

PROSPECTUS

$40,000,000

Rainmaker Systems, Inc.

Preferred Stock

Common Stock

Debt Securities

Warrants

We may offer and sell from time to time in one or more offerings up to $40,000,000 in the aggregate of:

•	shares of our common stock;
•	shares of our preferred stock in one or more series;
•	our debt securities, in one or more series, which may be either senior or subordinated debt securities;
•	warrants to purchase shares of our common stock;
•	warrants to purchase shares of our preferred stock; or
•	any combination of the foregoing.

We will provide the specific terms of these securities in supplements to this prospectus when we offer these securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the supplements carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in these securities involves risks. You should carefully review the information contained in this prospectus under the heading “ Risk Factors” beginning on page 2.

Our common stock is quoted on the Nasdaq Global Market under the symbol “RMKR.” On January 9, 2007, the last reported sales price of our common stock on the Nasdaq Global Market was $7.57 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                          , 2007.

You should rely only upon the information contained in, or incorporated by reference into, this document. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The securities to which this prospectus relates are not being offered in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors”, that may cause our, or our industry’s, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activities, performance or achievements expressed or implied by such forward-looking statements.

Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to integrate acquisitions ) and expand our call center without disruption to our business, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business, our ability to raise additional equity or debt financing and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We assume no obligation to update such forward-looking statements publicly for any reason even if new information becomes available in the future.

SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under “Where You Can Find More Information.”

The Company

Rainmaker Systems, Inc. and its subsidiaries (“Rainmaker,” “we,” “our,” “us” or “the Company”) is a leading provider of business-to-business sales and marketing services. Through the use of proprietary technologies and enhanced data analytics, our solutions leverage integrated multi-channel communications to accelerate the sales process and achieve higher revenues for our clients. Our core services include complete lead qualification and management, new product sales, webinar event management, online sales of training classes, channel enablement, subscription renewal, and service contract sales.

Rainmaker was incorporated in 1991 under the laws of California and was subsequently reincorporated in 1999 under the laws of Delaware. Our principal executive offices are located at 900 East Hamilton Avenue, Suite 400, Campbell, California 95008. Our telephone number is (408) 626-3800. Our website is www.rmkr.com. The information found on our website is not incorporated into or a part of this prospectus.

About this Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should read both this prospectus and any prospectus supplement together with additional information described in this prospectus under “Where You Can Find More Information.”

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed below and in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement or incorporated by reference in this prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

We have incurred recent losses and may incur losses in the future.

Although we reported net income for the three and nine month period ended September 30, 2006, we incurred a net loss of $5.0 million for the year ended December 31, 2005, a net loss of $4.9 million for the year ended

December 31, 2004, and a net loss of $3.1 million for the year ended December 31, 2003. Our accumulated losses through December 31, 2005 were $63.0 million. We may incur losses in the future, depending on the timing of signing of new clients, costs to initiate service for new clients, impact of new and existing clients, our decisions to further invest in our technology or infrastructure, and our ability to continue to increase our operating efficiencies.

We may need to raise additional capital which might not be available or which, if available, could be on terms adverse to our common stockholders.

We anticipate that our existing capital resources and cash flow expected to be generated from future operations will enable us to maintain our current level of operations, our planned operations and our planned capital expenditures for at least the next twelve months. We may also require additional capital for the acquisition of businesses, products and technologies that are complementary to ours. Further, if we issue equity securities or securities convertible into equity securities to raise capital, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those existing holders of our common stock.

Because we depend on a small number of clients for a significant portion of our revenue, the loss of a single client could result in a substantial decrease in our revenue.

We enter into contracts with our clients to market and sell our clients’ products and services. As a result, we primarily earn revenue from sales to the client’s customer, not the client itself. We have generated a significant portion of our net revenue from sales to customers of a limited number of clients. During the three and nine months ended September 30, 2006, two customers accounted for more than 10% of our revenue and collectively represented 51% and 49% of our net revenue for the three and nine months ended September 30, 2006, respectively. Our largest client represented 41% and 39% of our net revenue for the respective three and nine month periods. In the three and nine month periods ended September 30, 2005, these same two customers each accounted for more than 10% of our revenue and collectively represented 45% and 48% of our net revenue, respectively.

No individual client’s end-user customer accounted for 10% or more of our revenues in any period presented.

We expect that a small number of clients will continue to account for a significant portion of our revenue for the foreseeable future. The loss of any of our principal clients could cause a significant decrease in our revenue. In addition, our software and technology clients operate in industries that experience consolidation from time to time, which could reduce the number of our existing and potential clients. Any loss of a single significant client may have a material adverse effect on our financial position, cash flows and results of operations. Our contracts generally allow our clients to cancel the agreement with 90 to 180 days notice.

Our revenue will decline if demand for our clients’ products and services decreases.

Our business primarily consists of marketing and selling our clients’ products and services to their customers. In addition, a significant percentage of our revenue is based on a “pay for performance” model in which our revenues are based on the amount of our clients’ products and services that we sell. Accordingly, if a particular client’s products and services fail to appeal to its customers for reasons beyond our control, such as preference for a competing product or service, our revenue from the sale of the client’s products and services may decline. In addition, revenue from our lead generation product offering is predominately based on fixed-fee retainer contracts. Our customers are under no obligation to renew their engagements with us when their contracts come up for renewal from time to time.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could in turn have a material adverse effect on our business and stock price.

Under current rules of the SEC, we will be required to document and test our internal control over financial reporting so that our management can certify as to the effectiveness of our internal control over financial reporting and our independent registered public accounting firm can render an opinion on management’s assessment. We are in the process of documenting our internal controls systems to allow management to evaluate and report on, and our independent auditors to audit, our internal controls over financial reporting. Once the documentation is complete, we will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Based on current SEC rules, we will be required to comply with the management report on internal controls over financial reporting as of December 31, 2007. Since our market capitalization, excluding the holdings of officers, directors and other affiliates, was below $75 million on June 30, 2006, we will be required under currently proposed rules to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes Oxley Act of 2002 by December 31, 2008. However, our market capitalization, as defined, increased to above $75 million on December 29,

2006, and if our market capitalization remains at or above this level on June 30, 2007, we will be required to be compliant with the auditor attestation provisions of Section 404 of the Sarbanes Oxley Act of 2002 by December 31, 2007. Given that our market capitalization is now above $75 million, we will incur additional and substantial costs in 2007 to achieve compliance with Section 404 of the Sarbanes Oxley Act of 2002. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. We are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

Terrorist acts and acts of war may harm our business and revenue, costs and expenses, and financial position.

Terrorist acts or acts of war may cause damage to our employees, facilities, clients, our clients’ customers, and vendors, which could significantly impact our revenues, costs and expenses and financial position. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot be presently predicted. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

Our quarterly operating results may fluctuate, and if we do not meet market expectations, our stock price could decline.

We believe that quarter-to-quarter comparisons of our operating results are not a good indication of future performance. Although our operating results have generally improved from quarter to quarter, our future operating results may not follow past trends in every quarter, even if they continue to improve overall. In any future quarter, our operating results may be below the expectation of public market analysts and investors.

Factors which may cause our future operating results to be below expectations include:

•	the growth of the market for outsourced sales and marketing solutions;

•	the demand for and acceptance of our services;

•	the demand for our clients’ products and services;

•	the length of the sales and integration cycle for our new clients;

•	our ability to expand relationships with existing clients;

•	our ability to develop and implement additional services, products and technologies;

•	our ability to execute on pay for performance contract arrangements;

•	the success of our direct sales force;

•	our ability to retain existing clients;

•	our ability to integrate acquisitions and the costs associated with acquisitions; and

•	our ability to expand our operations, including potential international expansion.

The length and unpredictability of the sales and integration cycles for our full solution service offering could cause delays in our revenue growth.

Selection of our services often entails an extended decision-making process on the part of prospective clients. We often must provide a significant level of education regarding the use and benefit of our services, which may delay the evaluation and acceptance process. The selling cycle can extend to approximately nine to twelve months or longer between initial client contact and signing of a contract for our services. Additionally, once our services are selected, the integration of our services often can be a lengthy process, which further impacts the timing of revenue. Because we are unable to control many of the factors that will influence our clients’ buying decisions or the integration of our services, the length and unpredictability of the sales and integration cycles make it difficult for us to forecast the growth and timing of our revenue.

If we are unable to attract and retain highly qualified management, sales and technical personnel, the quality of our services may decline, and our ability to execute our growth strategies may be harmed.

Our success depends to a significant extent upon the contributions of our executive officers and key sales and technical personnel and our ability to attract and retain highly qualified sales, technical and managerial personnel. Competition for personnel is intense as these personnel are limited in supply. We have at times experienced difficulty in recruiting qualified personnel, and there can be no assurance that we will not experience difficulties in the future. Any difficulties could limit our future growth. The loss of certain key personnel, particularly Michael Silton, our chief executive officer, and Steve Valenzuela, our chief financial officer, could seriously harm our business. We have obtained a life insurance policy in the amount of $6.3 million on Michael Silton.

We have strong competitors and may not be able to compete effectively against them.

Competition in CRM services is intense, and we expect such competition to increase in the future. Our competitors include system integrators, ecommerce solutions providers, and other outsource providers of different components of customer interaction management. We also face competition from internal marketing departments of current and potential clients. Additionally, we may face competition from outsource providers with substantial offshore facilities which may enable them to compete aggressively with similar service offerings at a substantially lower price. Many of our existing or potential competitors have greater name recognition, longer operating histories, and significantly greater financial, technical and marketing resources, which could further impact our ability to address competitive pressures. Should competitive factors require us to increase spending for, and investment in, client acquisition and retention or for the development of new services, our expenses could increase disproportionately to our revenues. Competitive pressures may also necessitate price reductions and other actions that would likely affect our business adversely. Additionally, there can be no assurances that we will have the resources to maintain a higher level of spending to address changes in the competitive landscape. Failure to maintain or to produce revenue proportionate to any increase in expenses would have a negative impact on our financial results.

The demand for outsourced sales and marketing services is highly uncertain.

Demand and acceptance of our sales and marketing services is dependent upon companies’ willingness to outsource these processes. It is possible that these outsourced solutions may never achieve broad market acceptance. If the market for our services does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results may be materially adversely affected.

Our success depends on our ability to successfully manage growth.

Any future growth will place additional demands on our managerial, administrative, operational and financial resources. We will need to improve our operational, financial and managerial controls and information systems and procedures and will need to train and manage our overall work force. If we are unable to manage additional growth effectively, our business will be harmed.

Our business strategy may ultimately include expansion into foreign markets, which would require increased expenditures, and if our international operations are not successfully implemented, they may not result in increased revenue or growth of our business.

Our growth strategy may include expansion into international markets. As a result, we may need to establish international operations, hire additional personnel and establish relationships with additional clients and customers in those markets. This expansion may require significant financial resources and management attention and could have a negative effect on our earnings. In addition, we may be exposed to political risks associated with operating in foreign markets and fluctuations in foreign currencies which could impact our operating results. We cannot assure you that we will be successful in creating international demand for our CRM services or that we will be able to effectively sell our clients’ products and services in international markets.

Any business combinations in which we participate could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

As part of our business strategy, we review from time to time business combination prospects (which may include asset acquisitions) that would complement our existing business or enhance our technological capabilities, such as our acquisition of Sunset Direct and our acquisition of assets from Launch Project, Metrics Corp and ViewCentral. We perform valuation analyses on all acquisitions and need to reassess the valuations and carrying value of goodwill and other intangibles assets on our balance sheet at least on an annual basis. This annual reassessment could result in a write-down or write-off of assets, which would negatively affect our financial results. Future business combinations by us could result in potentially dilutive issuances of equity securities, large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could cause our financial performance to suffer. Furthermore, business combinations entail numerous risks and uncertainties, including:

•	difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the combined companies;

•	diversion of management’s attention from other business concerns;

•	risks of entering geographic and business markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

We cannot be certain that we would be able to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and our failure to do so could limit our future growth. Although we do not currently have any definitive agreement with respect to any material business combinations, we may enter into business combinations with complementary businesses, products or technologies in the future. However, we may not be able to locate suitable business combination opportunities.

We rely heavily on our communications infrastructure, and the failure to invest in or the loss of these systems could disrupt the operation and growth of our business and result in the loss of clients or our clients’ customers.

Our success is dependent in large part on our continued investment in sophisticated computer, Internet and telecommunications systems. We have invested significantly in technology and anticipate that it will be necessary to continue to do so in the future to remain competitive. These technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate technological developments. We may be unsuccessful in anticipating, managing, adopting and integrating technological changes on a timely basis, or we may not have the capital resources available to invest in new technologies. Temporary or permanent loss of these systems could limit our ability to conduct our business and result in lost revenue.

We have made significant investments in technology systems that operate our business operations. Such assets are subject to reviews for impairment in the event they are not fully utilized

We have made technology and system improvements and capitalized those costs while the technology was being developed. During the nine months ended September 30, 2006, we deployed our new order entry system for use on one of our clients which we had developed over an 18-month period. We invested $3.2 million in this system and expect to use it as our order entry platform for all of our service sales clients. If unforeseen events or circumstances prohibit us from using this system with all clients, we may be forced to impair some or all of this asset, which could result in a charge to our financial results.

If we are unable to safeguard our networks and clients’ data, our clients may not use our services and our business may be harmed.

Our networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. Although we intend to continue to implement industry-standard security measures, these measures may be inadequate.

Damage to our facilities may disable our operations.

We have taken precautions to protect ourselves from events that could interrupt our services, such as off-site storage of computer backup data and a backup power source, but there can be no assurance that an earthquake, fire, flood or other disaster affecting any of our facilities would not disable these operations. In February 2005, we acquired Sunset Direct that has its primary facility located in Austin, Texas. We believe our combined operational facilities would help to minimize but not eliminate disruptions to the operations of the Company in the event of a business interruption in any one of our facilities on a short-term basis. In the event of the loss of a facility in either Campbell or Austin, our business would be impacted until such time as we were able to transfer operations to the sister facility. While we maintain insurance coverage for business interruptions, such coverage does not extend to losses caused by earthquake and such coverage may not be sufficient to cover all possible losses.

If we fail to adequately protect our intellectual property or face a claim of intellectual property infringement by a third party, we may lose our intellectual property rights and be liable for significant damages.

We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks, service marks, trade names or other proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe the intellectual property rights of others, other parties may assert infringement claims against us that we violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so if our business expands into foreign countries, risks associated with protecting our intellectual property will increase. We have applied to register the RAINMAKER SYSTEMS, RAINMAKER (and Design), CONTRACT RENEWALS PLUS, and EDUCATION SALES PLUS services marks in the United States and certain foreign countries, and have received registrations for the RAINMAKER SYSTEMS service mark in the United States, Canada, Australia, the European Community, Switzerland, Norway and New Zealand, the RAINMAKER (and Design) mark in the United States and the European Community, the CONTRACTS RENEWALS PLUS mark in the United States and Switzerland, and the EDUCATION SALES PLUS mark in the United States and Switzerland.

Increased government regulation of the Internet could decrease the demand for our services and increase our cost of doing business.

The increasing popularity and use of the Internet and online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions. Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth. A number of government authorities are increasingly focusing on online privacy issues and the use of personal information. Our business could be adversely affected if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. In addition, the European Union has adopted directives addressing data privacy that may limit the collection and use of some information regarding Internet users. Such directives may limit our ability to target our clients’ customers or collect and use information. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business and otherwise harm our business.

We are subject to government regulation of direct marketing, which could restrict the operation and growth of our business.

The Federal Trade Commission’s (“FTC’s”) telemarketing sales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically addresses other perceived telemarketing abuses in the offering of prizes. Additionally, the FTC’s rules limit the hours during which telemarketers may call consumers. The Federal Telephone Consumer Protection Act of 1991 contains other restrictions on facsimile transmissions and on telemarketers, including a prohibition on the use of automated telephone dialing equipment to call certain telephone numbers. A number of states also regulate telemarketing and some states have enacted restrictions similar to these federal laws. In addition, a number of states regulate email and facsimile transmissions. The failure to comply with applicable statutes and regulations could result in penalties. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, or judicial interpretation of existing or future laws would not limit our activities in the future or significantly increase the cost of regulatory compliance.

Our directors, executive officers and their affiliates own a significant percentage of our stock and can significantly influence all matters requiring stockholder approval.

Our directors, executive officers and entities affiliated with them together beneficially control approximately 9.3% of our outstanding shares (based on the number of shares outstanding as of September 30, 2006). As a result, any significant combination of those stockholders, acting together, may have the ability to disproportionately influence all matters requiring stockholder approval, including the election of all directors, and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Rainmaker, which, in turn, could depress the market price of our common stock.

Our charter documents and Delaware law contain anti-takeover provisions that could deter takeover attempts, even if a transaction would be beneficial to our stockholders.

The provisions of Delaware law and of our certificate of incorporation and bylaws could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. Our certificate of incorporation provides our board of directors the authority, without stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board determines when we will issue preferred stock, and the rights, preferences and privileges of any preferred stock. In addition, our bylaws establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. Delaware corporate law also contains provisions that can affect the ability to take over a company.

Our stock price may be volatile resulting in potential litigation.

If our stock price is volatile, we could face securities class action litigation. In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall. The trading price of our common stock could fluctuate widely due to:

•	quarter to quarter variations in results of operations;

•	loss of a major client;

•	announcements of technological innovations by us or our competitors;

•	changes in, or our failure to meet, the expectations of securities analysts;

•	new products or services offered by us or our competitors;

•	changes in market valuations of similar companies;

•	announcements of strategic relationships or acquisitions by us or our competitors;

•	other events or factors that may be beyond our control; or

•	if we raise additional cash, this would likely be highly dilutive to investors and our stock price may decline.

In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of many business process outsourcing companies have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

Like most other public companies, we carry insurance protecting our officers and directors and us against claims relating to the conduct of our business. This insurance covers, among other things, the costs incurred by companies and their management to defend against and resolve claims relating to management conduct and results of operations, such as securities class action claims. These claims typically are extremely expensive to defend against and resolve. Hence, as is customary, we purchase and maintain insurance to cover some of these costs. We pay significant premiums to acquire and maintain this insurance, which is provided by third-party insurers. Since 1999, the premiums we have paid for this insurance have increased substantially. One consequence of the current economic climate and decline in stock prices has been a substantial general increase in the number of securities class actions and similar claims brought against public corporations and their management. Many, if not all, of these actions and claims are, and will likely continue to be, at least partially insured by third-party insurers. Consequently, insurers providing director and officer liability insurance have in recent periods sharply increased the premiums they charge for this insurance, raised retentions (that is, the amount of liability that a company is required to itself pay to defend and resolve a claim before any applicable insurance is provided), and limited the amount of insurance they will provide. Moreover, insurers typically provide only one-year policies. We have recently renewed our director and officer insurance for a one-year term, beginning November 2006. Particularly in the current economic environment, we cannot assure that we will be able to obtain in the future sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

Our business may be subject to additional obligations to collect and remit sales tax and, any successful action by state authorities to collect additional sales tax could adversely harm our business.

We file sales tax returns in certain states within the United States as required by law and certain client contracts for a portion of the outsourced sales and marketing services that we provide. We do not collect sales or other similar taxes in other states and many of the states do not apply sales or similar taxes to the vast majority of the services that we provide. However, one or more states could seek to impose additional sales or use tax collection and record-keeping obligations on us. Any successful action by state authorities to compel us to collect and remit sales tax, either retroactively, prospectively or both, could adversely affect our results of operations and business.

If we fail to meet the NASDAQ Global Market listing requirements, our common stock will be delisted.

Our common stock is currently listed on the NASDAQ Global Market. NASDAQ has requirements that a company must meet in order to remain listed on the NASDAQ Global Market. If we experience losses from our operations, or are unable to raise additional funds or our stock price does not meet minimum standards, we may not be able to maintain the standards for continued listing on the NASDAQ Global Market, which include, among other things, that our stock maintain a minimum closing bid price of at least $1.00 per share (subject to applicable grace and cure periods). If as a result of the application of such listing requirements our common stock is delisted from the NASDAQ Global Market, our stock would become harder to buy and sell. Consequently, if we were removed from the NASDAQ Global Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, the ability to resell shares of our common stock could be adversely affected.

Shares eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of December 31, 2006, we had 14,719,000 outstanding shares of common stock. This amount includes shares issued under the Asset Purchase Agreements on September 15, 2006 and May 12, 2006, as described below. As of September 30, 2006, there were an aggregate of 2,611,973 shares of common stock issuable upon exercise of outstanding stock options and warrants, including 1,495,522 shares of common stock issuable upon exercise of options outstanding under our option plan and 1,116,451 shares of common stock issuable upon exercise of the outstanding warrants issued to the investors in our private placement transactions completed on February 7, 2006, June 15, 2005 and February 20, 2004. Under our existing stock option plan and employee stock purchase plan, we may issue up to an additional 1,163,470 shares and 445,554 shares of our common stock, respectively, subject to the terms and conditions of such plans. We may issue and/or register additional shares, options, or warrants in the future in connection with acquisitions, compensation or otherwise. Our officers may from time to time adopt pre-arranged sales plans of common stock and options under Rule 10b5-1.

On September 15, 2006, we closed an Asset Purchase Agreement with ViewCentral, Inc., a California corporation (“ViewCentral”), certain shareholders of ViewCentral and Dan Tompkins, as representative of such shareholders. Under the terms of the Purchase Agreement, we issued 754,968 shares of common stock and assumed certain liabilities of ViewCentral under its customer contracts, purchase orders and office lease in exchange for substantially all of ViewCentral’s assets. Such shares are initially subject to a contractual prohibition of sale that will be removed as follows: 50% of such shares will be available for public sale commencing 181 days after the closing and the remaining 50% of such shares will be available for public sale commencing 366 days from the closing. In addition, approximately 20% of the shares of the common stock consideration have been placed in escrow to secure certain indemnity obligations under the Purchase Agreement and will not be released until twelve months after the closing, subject to adjustment.

On May 16, 2006, we announced that we had entered into and closed an Asset Purchase Agreement with Business Telemetry, Inc. (d/b/a Metrics Corporation), a California corporation (“Metrics”), and Kenneth S. Forbes, III, as representative of the shareholders of Metrics. We issued 158,480 shares of common stock in exchange for certain assets of Metrics. Such shares are initially subject to a contractual prohibition of sale that will be removed as follows: 39,620 of such shares became available for public sale commencing 91 days after the closing; an additional 39,620 of such shares became available for public sale commencing 181 days from the closing; an additional 39,620 of such shares will be available for public sale commencing 281 days from the closing; and the remaining 39,620 of such shares will be available for public sale commencing 366 days from the closing. In addition, 31,696 shares of the common stock consideration have been placed in escrow to secure certain indemnity obligations under the Purchase Agreement and will not be released until twelve months after the closing, subject to adjustment.

The securities issued pursuant to each of the aforementioned Asset Purchase Agreements were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Under the Asset Purchase Agreements, the Company also granted certain registration rights to each of the investors pursuant to which the Company filed registration statements on Form S-3 that became effective on July 28, 2006, with respect to the common stock issued under the Asset Purchase Agreement for Metrics and on December 8, 2006, with respect to the common stock issued under the Asset Purchase Agreement for ViewCentral.

On February 7, 2006, the Company entered into two Securities Purchase Agreements with certain new and existing investors. Pursuant to the Securities Purchase Agreements, the Company issued a total of 2,000,000 shares of the Company’s common stock at a price of $3.00 per share for gross proceeds of $6.0 million and issued warrants to the investors to purchase an additional 799,999 shares of common stock of the Company at an exercise price of $4.28 per share. The securities issued pursuant to the Securities Purchase Agreements were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Under the Securities Purchase Agreements, the Company also granted certain registration rights to each of the investors pursuant to which the Company filed a registration statement on Form S-3 that became effective on March 21, 2006, with respect to the common stock issued under the Securities Purchase Agreements and the common stock issuable upon conversion of the related warrants.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2006	Fiscal Year Ended December 31,
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	7.66	—	—	—	—	—

Our ratio of earnings to fixed charges for the nine months ended September 30, 2006 is 7.66. For the fiscal years ended December 31, 2005, 2004, 2003, 2002 and 2001, our earnings were insufficient to cover fixed charges by $5.1 million, $4.9 million, $3.1 million, $3.9 million and $14.4 million, respectively. For the purpose of this table, “earnings” consist of income (loss) from continuing operations before income taxes, extraordinary items, fixed charges less capitalized interest and “fixed charges” consist of interest expense and the portion of financed obligation expense that represents interest.

We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, including:

•	For capital expenditures made in the ordinary course of business, including facilities expansion;

•	For acquisitions of businesses, products and technologies that complement or expand our business; and

•	to repay indebtedness we may incur from time to time.

If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

DESCRIPTION OF CAPITAL STOCK

The following is only a summary of the material terms of our common stock, preferred stock and warrants. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should carefully read the more detailed provisions of our restated certificate of incorporation filed with the Delaware Secretary of State on May 18, 2006 and our by-laws, each of which has been filed with the SEC, as well as applicable provisions of Delaware law.

Authorized Capitalization

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of December 31, 2006, there were 14,719,492 shares of common stock outstanding held by approximately 240 stockholders of record and no shares of our preferred stock were outstanding.

Common Stock

All outstanding shares of our common stock are, and all shares of our common stock to be outstanding upon completion of any offering pursuant to this prospectus will be, validly issued, fully paid and nonassessable.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. To date, we have not paid dividends on our common stock. For the foreseeable future, we intend to invest any earnings in further business development and do not intend to issue cash dividends.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation.

In addition, our certificate of incorporation and bylaws provide that certain actions require the approval of two-thirds, rather than a majority, of the shares entitled to vote.

No Preemptive, Conversion or Redemption Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

Preferred Stock

Under our restated certificate of incorporation, our board of directors is authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights which are superior to the rights of common stock or which could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock also may have the affect of delaying, deferring or preventing a change in control of the company or the removal of management.

A prospectus supplement relating to any preferred stock being offered will include specific terms relating to the offering. They will include, where applicable:

•	the title and stated value of the preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), periods(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the provision for a sinking fund , if any, for the preferred stock;

•	the provision for redemption, if applicable of the preferred stock;

•	any voting rights of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for our common stock, into other series of our preferred stock or other securities including the conversion or exercise price or the manner of calculating the conversion or exercise price and the conversion or exercise period;

•	the relative rankings and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on any series of preferred stock ranking senior to or on parity with the preferred stock as to dividends rights and rights upon liquidation, dissolution or winding up our affairs;

•	if appropriate, a discussion of the material federal income tax consequences applicable to the preferred stock; and

•	any other specific terms, preferences, rights limitations or restrictions on the preferred stock.

Unless otherwise specified in the prospectus supplement, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, the preferred stock will rank:

•	senior to all classes or series of the Company’s common stock and all other equity securities listed by the Company, the terms of which specifically provide that such equity securities rank junior to the preferred stock with respect to the dividend rights or rights upon the liquidation, dissolution or winding up of the Company;

•	on a parity with all equity securities issued by the Company that do not rank senior or junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company, or the terms of which specifically provide that such equity securities shall rank on parity to the preferred stock; and

•	junior to all equity securities issued by the Company, the terms of which do not specifically provide that such equity securities rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up if the Company (including any entity with which we may be merged or consolidated or to which all or substantially all of the Company’s assets may be transferred or which transfers all or substantially all of the Company’s assets).

As used for these purposes, the term “equity securities” does not include convertible debt securities.

The transfer agent and registrar for any series of preferred stock will be set forth in the applicable prospectus supplement.

Warrants

We may issue warrants for the purchase of our common stock or preferred stock. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the agreement. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A prospectus supplement relating to any series of warrants being offered will include specific terms relating to the offering. They will include, where applicable:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of warrants issued with the security;

•	if applicable, the date on which the warrants and the offered securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the minimum or maximum amount of the warrants which may be exercised at any one time and the expiration date for the warrants;

•	if applicable, any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given in connection therewith;

•	information with respect to book-entry procedures, if any;

•	if appropriate, a discussion of the material federal income tax consequences applicable to the warrants; and

•	any other material term of the warrants, including terms, procedures and limitations relating to the exercise of the warrants.

Prior to the exercise of the warrants, holders will not have any of the rights and will not be entitled to dividend payments or voting rights of holders of our common stock or preferred stock purchasable upon exercise of the warrants.

The prospectus supplement relating to the warrants will describe the number of securities that a holder may purchase for cash upon exercise of the warrants, and the exercise price. Holders may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

We will forward the securities purchasable upon the exercise of warrants as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the office of the warrant agent or other office stated in the applicable prospectus supplement. If a holder exercises less than all of the warrants represented by the warrant certificate, we will issue such holder a new warrant certificate for the remaining warrants.

Certain Anti-Takeover Provisions

Certain provisions of Delaware law, our restated certificate of incorporation and our bylaws may make it more difficult to acquire control of us by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of stock owned by them. In addition, they may adversely affect the prevailing market price of the stock.

Delaware Law

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Classified Board of Directors

Our restated certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. As a result, approximately one-third of the board of directors will be elected each year. These provisions are likely to increase the time required for stockholders to change the composition of our board of directors. For example, in general at least two annual meetings will be necessary for stockholders to effect a change in the majority our board of directors. Subject to the rights of the holders of any outstanding series of preferred stock, our restated certificate of incorporation authorizes only the board of directors to fill vacancies, including newly created directorships. Our restated certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by affirmative vote of holders of 66-2/3% of the outstanding shares of voting stock entitled to vote at an election of directors.

Although the Company is a Delaware corporation, we have been subject to Section 2115 of the California Corporations Code. Section 2115 provides that corporations that are incorporated in jurisdictions other than California and that meet certain tests are subject to several provisions of the California Corporations Code, to the exclusion of the law of the jurisdiction in which the corporation is incorporated. We became subject to Section 2115 with the transfer of the listing of our common stock from the Nasdaq National Market (now known as the Nasdaq Global Market) to the Nasdaq Capital Market. Consequently, we have been subject to, among other provisions of the California Corporations Code, Section 301, which provides for the annual election of directors. However, as a result of, among other things, our transfer from the Nasdaq Capital Market to the Nasdaq Global Market on January 8, 2007, we are no longer subject to Section 2115 and intend to implement a classified board of directors, as provided in our restated certificate of incorporation, at our 2007 annual meeting of stockholders.

Special Stockholder Meetings

Our restated certificate of incorporation provides that special meetings of the stockholders for any purpose or purposes, unless required by law, may only be called by a majority of the entire board. This limitation on the ability to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board with respect to unsolicited takeover bids. In addition, the limited ability to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Supermajority Vote to Amend Charter and Bylaws

Our restated certificate of incorporation authorizes our board of directors to amend and repeal our bylaws without stockholder vote. Our restated certificate of incorporation also provides that our bylaws may be amended by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of voting stock of the Company entitled to vote at an election of directors. In addition, our restated certificate of incorporation provides that its provisions related to bylaw amendments and indemnification may only be amended by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock of the Company entitled to vote at the election of directors.

Advance Notice Requirements for Stockholders Proposals and Director Nominations.

Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive office not less than 120 days nor more than 150 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders; provided that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting of stockholders or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

We also have directors’ and officers’ liability insurance. In addition, we have entered into agreements to indemnify our directors and certain of our officers, in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise that the person provides services to at our request.

Our restated certificate of incorporation provides that, pursuant to Delaware Law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us or our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Rainmaker or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

DESCRIPTION OF DEBT SECURITIES

We may offer senior debt securities or subordinated debt securities. The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.

We may issue senior debt securities under a senior indenture that we will enter into with a trustee named in the senior indenture. We may issue subordinated debt securities under a subordinated indenture that we will enter into with a trustee named in the subordinated indenture. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following are summaries of the anticipated material provisions of the senior debt securities, the subordinated debt securities and the indentures and are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. There may also be provisions in the indentures which are important to you. We urge you to read the indenture applicable to a particular series of debt securities because it, and not this description, defines your rights as a holder of such debt securities.

General

We may issue debt securities in separate series. The prospectus supplement relating to any series of debt securities will set forth:

•	whether the debt securities will be senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount that may be issued;

•	the maturity date(s);

•	the interest rate(s), which may be fixed or variable, or the method for determining the interest rate(s), the date(s) interest will accrue, the interest payment date(s) and the regular record date(s) or the method for determining such date(s);

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the place(s) where payments may be made;

•	any mandatory or optional redemption provisions;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount;

•	any defeasance provisions if different from those described below under “—Satisfaction and Discharge; Defeasance”;

•	any conversion or exchange provisions;

•	the terms and conditions, if any, pursuant to which the notes are secured;

•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund;

•	whether the debt securities will be issuable in the form of a global security and the identity of the depositary for the global securities, if different then described below under “—Global Securities”;

•	any subordination provisions, if different from those described below under “—Subordinated Debt Securities”;

•	any deletions of, or changes or additions to, the events of default or covenants;

•	any provisions granting special rights to holders when a specified event occur; and

•	any other specific terms of such debt securities which are not inconsistent with the provisions of the indentures.

Unless otherwise specified in the prospectus supplement:

•	the debt securities will be registered debt securities; and

•	the registered debt securities will be denominated in U.S. dollars and will be issued in denominations of $1,000 or an integral multiple of $1,000.

Special Terms of the Debt Securities

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon note, which:

•	is issued at a price lower than the amount payable upon its state maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

The material United Stated federal income tax consequences applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

The debt securities of any series may be convertible into or exchangeable for our common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at the holder’s option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of our common stock or other securities the holder would receive would be converted or exchanged.

Exchange and Transfer

Except as may be described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series. Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any taxes, assessments or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

We may issue all or any part of a series of debt securities in the form of one or more global securities. We will appoint a depositary to hold the global securities. Unless we otherwise state in the applicable prospectus supplement, the depositary will be The Depository Trust Company. Each global security will:

•	be registered in the name of the depositary;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing; or

•	under any other circumstances described in a prospectus supplement.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indentures.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. Unless otherwise indicated in a prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent.

We may name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

The indentures do not contain any covenant which restricts our ability to merge or consolidate with another person, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indentures will define an event of default with respect to any series of debt securities as one or more of the following events:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series for 30 days when due;

•	failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture;

•	the Company’s bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in the fourth bullet point above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of a series, by notice in writing to us, and to the trustee if notice is given by such holders, may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in the fourth bullet point above shall occur, the principal amount of all debt securities of that series will automatically become immediately payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “—Subordinated Debt Securities”.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and it consequences, except a continuing default or events of default in the payment of principal, premium, if any, or interest on the debt securities of such series.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of an affected series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

•	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 90 days after the original request.

A holder of debt securities may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed above.

We will periodically file statements with the trustee regarding our compliance with certain of the covenants in the indentures.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to fix any ambiguity, defect or inconsistency in such indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of the debt securities of any series.

We and the trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding debt security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	reduce the rate of, or extend the term for payment of, interest on any debt security;

•	change the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	waive any default or event of default in payment of the principal of, premium or interest on any debt security;

•	waive a redemption payment or modify any of the redemption provisions of any debt security;

•	in the case of the subordinated debt securities, modifying the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	in the case of secured debt securities, changing the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of such secured debt securities;

•	adversely affect the right to convert or exchange any debt security in any material respect; or

•	change the provisions in an indenture that relate to modifying or amending such indenture.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

•	to be released from our obligations under certain covenants described in the indentures and from the consequences of an event of default resulting from a breach of these covenants.

We refer to the first bullet point above as “legal defeasance” and the second bullet point above as “covenant defeasance.” The Company’s legal defeasance or covenant defeasance option may be exercised only if:

•	the Company deposits in trust with the trustee enough money in cash and/or U.S. government obligations to pay in full the principal of and interest and premium, if any, on the debt securities.

•	the deposit of the money by the Company does not result in a breach or violation of, or constitute a default under the applicable indenture or any other agreement or instrument to which the Company is a party.

•	no default or event of default with respect to the debt securities of such series shall have occurred and be continuing on the date of the deposit of the money or during the period ending on the 91st day after such date of deposit.

•	the Company delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize, gain or loss for Federal income tax purposes as a result of the legal defeasance or covenant defeasance. In the case of legal defeasance this opinion must be based on a ruling of the Internal Revenue Service or a change in the United Stated federal income tax law occurring after the date of the indenture.

•	in the case of legal defeasance, the Company delivers to the trustee an officer’s certificate, based on a ruling of the Internal Revenue Service or a change in the United Stated federal income tax law occurring after the date of the indenture, to the effect that the holders of the debt securities will not recognize, gain or loss for Federal income tax purposes as a result of the legal defeasance.

•	in the case of legal defeasance, such legal defeasance does not result in the trust arising from the deposit of the money constituting an investment company, as defined in the Investment Company Act of 1940, as amended, or the 1940 Act, or such trust shall be qualified under the 1940 Act or exempt from regulation thereunder.

•	the Company delivers to the trustee an officers’ certificate stating that the deposit of the money was not made with the intent of preferring the holders of the applicable series of debt securities over any other creditors of the Company.

•	the Company delivers to the trustee an officers’ certificate and opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indentures and the debt securities will be governed by, and construed under, the law of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

Regarding the Trustee

We may appoint a separate trustee for any series of debt securities. The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Each indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

Payment on the subordinated debt securities will, to the extent provided in the subordinated indenture, be subordinated in right of payment to the prior payment in full of all of the Company’s senior indebtedness. The subordinated debt securities also will be effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of the Company’s subsidiaries, if any.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of the Company’s senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any of the Company’s senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The subordinated indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

•	a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of senior indebtedness occurs and is continuing beyond any applicable period of grace, which is called a “payment default”;

•	a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives notice of such default, which is called a “payment blockage notice” from us or any other person permitted to give such notice under the subordinated indenture, which is called a “non-payment default”; or

•	any judicial proceeding is pending in connection with a default.

If the trustee or any holder of the subordinated debt securities receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the subordinated indenture.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

When we use the term “indebtedness” we mean:

(1)	all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)	all obligations and liabilities in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4)	all obligations and liabilities, contingent or otherwise, and under any lease or related document (including a purchase agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including the obligations under such lease or related document to purchase or cause a third party to purchase such leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with U.S. generally accepted accounting principles) or pay an agreed upon residual value of the leased property to the lessor;

(5)	all obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase agreement or other similar instrument or agreement;

(6)	all direct or indirect guaranties or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

(7)	any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

(8)	any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

When we use the term “senior indebtedness” we mean the principal of and interest and premium, if any, on debt, whether incurred on, prior to, or after the date of the subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities. Interest in the senior indebtedness includes any interest accruing after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not the claim for post-petition is allowed in that proceeding. However, senior indebtedness does not include:

•	indebtedness that expressly provides that it shall not be senior in right of payment to the subordinated debt securities or expressly provides that it is on the same basis or junior to the subordinated debt securities;

•	the Company’s indebtedness to any of its majority-owned subsidiaries;

•	any liability for taxes;

•	indebtedness or other monetary obligations to trade creditors or assumed by the Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services;

•	the subordinated debt securities.

The subordinated indenture allows us to change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

PLAN OF DISTRIBUTION

We may sell the securities separately or together:

•	through one or more underwriters or dealers;

•	directly to investors;

•	through agents; or

•	through a combination of any of these methods of sale.

We may sell the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities in the prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Only underwriters named in the prospectus supplement are underwriters of the securities offered by the applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the applicable prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment. If we sell securities directly, we will describe the terms of our direct sales in the applicable prospectus supplement.

We may use an underwriter or underwriters in the offer or sale of our securities. If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement on for the sale of the securities. We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including compensation the underwriters and dealers will receive, in the applicable prospectus supplement. The underwriters will use the applicable prospectus supplement to sell the securities.

We may use a dealer to sell securities. If we use a dealer, we, as principal, will sell the securities to the dealer. The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement. If we use delayed delivery contracts, we will disclose when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of our common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when our common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of our common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Maximum compensation to any underwriters, dealers or agents will not exceed any applicable NASD limitations.

All securities we offer, other than our common stock, will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of these securities may make a market in these securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any of these securities.

Our underwriters, agents or dealers and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Palo Alto, California. Legal counsel to any underwriters or agents may pass upon legal matters for such underwriters or agents.

EXPERTS

The 2005 and 2004 consolidated financial statements and schedule incorporated by reference in this prospectus from Rainmaker’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements and schedule as of and for the period ended December 31, 2003 included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Copies of the reports, proxy and information statements and other information may also be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

We also make available free of charge through our internet website at http://www.rmkr.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC. The information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We will provide you with a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus at no cost to you upon written or oral request to:

Rainmaker Systems, Inc.

900 East Hamilton Avenue, Suite 400

Campbell, CA 95008

Attention: Steve Valenzuela

Chief Financial Officer

Telephone: (408) 626-3800

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important business, financial and other information to you in this prospectus by referring you to the documents publicly filed with the SEC containing this information. The information incorporated by reference is deemed to be a part of this prospectus. We incorporate by reference into this registration statement and prospectus our documents listed below and any documents we file subsequently with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the initial registration statement but prior to effectiveness of the registration statement and (ii) after the date of this prospectus until the transactions contemplated by this prospectus are completed (which filed documents do not include any portion thereof not deemed to be “Filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 10, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 filed with the SEC on May 11, 2006, August 10, 2006 and November 13, 2006 respectively; and

•	Our Current Reports on Form 8-K, filed with the SEC on February 10, 2006, February 14, 2006, March 13, 2006, March 30, 2006, April 26, 2006, May 16, 2006, July 10, 2006, August 2, 2006, September 9, 2006, September 19, 2006, November 1, 2006, November 13, 2006, November 17, 2006 and November 29, 2006.

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed incorporated by reference into this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the costs and expenses payable by Rainmaker in connection with the offerings described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$4,280
Legal fees and other expenses	20,000
Printing fees and other expenses	5,000
Accounting fees and expenses	20,000
Total	$49,280

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 7 of Rainmaker’s By-Laws provides for the indemnification of directors, officers, employees and agents of Rainmaker to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Rainmaker’s By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Rainmaker would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

Item 16.	List of Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Campbell, California, on January 10, 2007

RAINMAKER SYSTEMS, INC.

By:	/s/ Michael Silton Michael Silton Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL SILTON Michael Silton	Chief Executive Officer, President, Director (Principal Executive Officer)	January 10, 2007

/s/ STEVE VALENZUELA Steve Valenzuela	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	January 10, 2007

/s/ ALOK MOHAN Alok Mohan	Chairman of the Board	January 10, 2007

/s/ ROBERT LEFF Robert Leff	Director	January 10, 2007

/s/ MITCHELL LEVY Mitchell Levy	Director	January 10, 2007

/s/ BRADFORD PEPPARD Bradford Peppard	Director	January 10, 2007

EXHIBIT INDEX

The exhibits filed as part of this registration statement are as follows:

Exhibit Number	Description

1.1(1)	Form of underwriting agreement

4.1(2)	Restated Certificate of Incorporation of the Registrant

4.2(3)	Bylaws of the Registrant

4.3	Form of Senior Indenture

4.4	Form of Subordinated Indenture

4.5(1)	Form of Senior Note

4.6(1)	Form of Subordinated Note

4.7(1)	Form of Warrant Agreement (including the form of warrant)

5.1	Opinion and Consent of Paul, Hastings, Janofsky & Walker LLP

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)

(1)	To be filed by amendment or as an exhibit to a current report of the Registrant on Form 8-K and incorporated herein by reference.
(2)	Incorporated by reference to exhibit A to the Definitive Proxy Statement on Schedule 14A filed by Rainmaker on April 21, 2006.
(3)	Incorporated by reference to exhibit 3.2 to the Annual Registration Statement on Form S-1/A filed by Rainmaker on October 22, 1999.